Exhibit (h.13)

Exhibit A

iShares Trust

Markit iBoxx Global Developed Markets ex-US High Yield (USD Hedged) Index

Markit iBoxx® USD Liquid High Yield 0-5 Index

Markit iBoxx® USD Liquid High Yield Index

Markit iBoxx® USD Liquid Investment Grade 0-5 Index

Markit iBoxx® USD Liquid Investment Grade Index

iShares, Inc.

Markit iBoxx Global Developed Markets ex-US High Yield Index

Markit iBoxx Global Developed Markets High Yield Index